UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2013

Vitran Corporation Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	001-32449	98-0358363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 The West Mall, Suite 701, Toronto, Ontario, Canada		M9C 5L5
(Address of principal executive offices)		(Zip Code)

416-596-7664

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

8.01	Other Events

9.01	Financial Statements and Exhibits

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Material compensatory plan, contract or arrangement with principal executive officer

On October 29, 2013, Vitran Corporation Inc. (the “Company or “Vitran”) entered into a transaction incentive agreement with Fayaz Suleman, the Company’s Vice-President Finance and Chief Financial Officer, effective as of September 30, 2013. Mr. Suleman is the Company’s “principal financial officer”, and is therefore a “named executive officer” of the Company as defined in Item 402 of Regulation S-K.

The Company concurrently entered into similar transaction incentive agreements with certain other employees of the Company and its wholly-owned subsidiary, Vitran Express Canada Inc., also with effect as of September 30, 2013. However, none of the other employees is a named executive officer of the Company.

The Company has entered into the transaction incentive agreements with each of Mr. Suleman and the other employees in order to provide them with an incentive to work diligently in order to implement and carry out a potential divesture of the Company’s Canadian less-than-truckload surface transportation services (“LTL”) business. Such divestiture (the “Transaction”) could be effected by way of a takeover bid, plan of arrangement, sale of assets or shares of one or more subsidiaries of the Company, a merger, or other business combination, that results in the sale or disposition of the Canadian LTL business directly or through the acquisition by a third party of the shares of the Company. The transaction incentive agreements are effective as of September 30, 2013, being the date that the board of directors of the Company approved in principle the arrangements, subject to the negotiation and entering into of formal agreements.

Each of Mr. Suleman and the other employees is entitled to receive a cash award if the Company completes the Transaction prior to December 31, 2014 (the “End Date”), provided that if the Company is actively engaged in the Transaction on December 31, 2014, the End Date will be the date on which the Transaction is completed or terminated.

The amount of the cash award payable to Mr. Suleman and certain other employees is based on a percentage of the value of the Transaction (the “Transaction Value”); the transaction incentive agreements for the balance of the employees provide for discretionary fixed cash awards of up to an aggregate of CDN$475,000. The Transaction Value is to be calculated based on all consideration to be received in connection with the Transaction by the Company or holders of its securities, including the aggregate amount of debt assumed or repaid by the purchaser under the Transaction, less cash and cash equivalents of the Company and its subsidiaries as of the completion date of the Transaction.

Under this transaction incentive agreement with the Company, Mr. Suleman is entitled to receive a cash award equal to 0.2% of the Transaction Value, payable within 5 business days after the completion date of the transaction. For example, if the Transaction Value is CDN$100 million, his cash award will be CDN$200,000.

Generally, in order to be eligible to receive the award, Mr. Suleman must remain continuously employed by the Company or a subsidiary of the Company through the completion date of the Transaction, unless his employment is terminated without cause, or he voluntarily resigns following a change of control in circumstances where he would be entitled to receive a lump sum termination payment under his executive employment agreement.

Item 8.01	Other Events

As discussed above, on October 29, 2013, the Company entered into transaction incentive agreements with certain employees of the Company and Vitran Express Canada who are not named executive officers of the Company, with effect as of September 30, 2013.

The aggregate amount of the percentage-of-Transaction-Value-based cash awards payable to the employees would equal 0.8% of the Transaction Value. For example, if the Transaction Value is CDN$100 million, the aggregate cash awards payable to such employees will be approximately CDN$800,000.

As discussed above, the transaction incentive agreements for the balance of the employees who are not named executive officers provide for discretionary fixed cash awards of up to an aggregate of CDN$475,000.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Exhibit

10.1	Transaction incentive agreement dated October 29, 2013 between the Company and Fayaz Suleman*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITRAN CORPORATION INC.

DATE: November 4, 2013	By:	/s/ Fayaz D. Suleman
Fayaz D. Suleman
Vice President of Finance and Chief Financial Officer

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